Exhibit 99.1

NEWS RELEASE JASON J. WINKLER ELECTED TO GOODYEAR BOARD
FOR IMMEDIATE RELEASE > GLOBAL HEADQUARTERS: 200 INNOVATION WAY, AKRON, OHIO 44316-0001 > MEDIA WEBSITE: WWW.GOODYEARNEWSROOM.COM > CONTACT: DOUG GRASSIAN 330.796.3855 DOUG_GRASSIAN@GOODYEAR.COM

Akron, Ohio, May 16, 2025 – The Goodyear Tire & Rubber Company today announced the election of Jason J. Winkler, executive vice president and chief financial officer of Motorola Solutions, to its Board of Directors, effective May 15, 2025. Winkler will join the board’s Audit Committee and Committee on Corporate Responsibility and Compliance.

“We are pleased to welcome Jason Winkler to Goodyear’s Board of Directors,” said Chairman of the Board Laurette T. Koellner. “His extensive global finance leadership experience will be an incredible asset as Goodyear continues to drive substantial company and shareholder value by delivering significant margin expansion, an optimized portfolio and reduced leverage under the Goodyear Forward transformation plan.”

Since joining Motorola in 2001, Winkler has held numerous financial leadership positions across investor relations, global channel management, mergers and acquisitions, and product operations. He also led finance for the company’s product and sales organization as senior vice president. In his current role, Winkler oversees Motorola Solutions’ financial strategy and leads its finance, supply chain and information technology functions. He has helped drive significant transformation at the company with growth, margin expansion and balance sheet improvements that have contributed to strong shareholder returns. Prior to Motorola, he worked at Oracle and Hewitt Associates, now AON.

He holds a bachelor’s degree in business administration from Valparaiso University and an MBA from the University of Chicago’s Booth School of Business.

About The Goodyear Tire & Rubber Company

Goodyear is one of the world’s largest tire companies. It employs about 68,000 people and manufactures its products in 53 facilities in 20 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate.

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